                                                                    EXHIBIT 10.2

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                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JUNE 25, 2006

                                 BY AND BETWEEN

                  FIDELITY NATIONAL INFORMATION SERVICES, INC.

                                       AND

                        FIDELITY NATIONAL FINANCIAL, INC.

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I THE MERGER.....................................................     2
   SECTION 1.1.  The Merger..............................................     2
   SECTION 1.2.  Closing.................................................     2
   SECTION 1.3.  Effective Time..........................................     2
   SECTION 1.4.  Effects of the Merger...................................     3
   SECTION 1.5.  Certificate of Incorporation and By-laws................     3
   SECTION 1.6.  Directors and Officers..................................     3

ARTICLE II EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT
CORPORATIONS.............................................................     3
   SECTION 2.1.  Effect on Capital Stock.................................     3
   SECTION 2.2.  FNF Stock Option Plans..................................     4
   SECTION 2.3.  Exchange of Certificates................................     6

ARTICLE III REPRESENTATIONS AND WARRANTIES...............................     9
   SECTION 3.1.  Representations and Warranties of FNF...................     9
   SECTION 3.2.  Representations and Warranties of the Company...........    16

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER.....    25
   SECTION 4.1.  Conduct of Business by the Company......................    25
   SECTION 4.2.  Other Actions...........................................    27

ARTICLE V ADDITIONAL AGREEMENTS..........................................    28
   SECTION 5.1.  Preparation of Form S-4 and the Proxy Statement.........    28
   SECTION 5.2.  Treatment of Company Stock Options......................    29
   SECTION 5.3.  Meetings of Stockholders................................    29
   SECTION 5.4.  Access to Information; Confidentiality..................    29
   SECTION 5.5.  Reasonable Best Efforts.................................    29
   SECTION 5.6.  Public Announcements....................................    30
   SECTION 5.7.  Acquisition Proposals...................................    30
   SECTION 5.8.  Fiduciary Duties........................................    30
   SECTION 5.9.  Consents, Approvals and Filings.........................    31
   SECTION 5.10. Spin-Off................................................    32
   SECTION 5.11. Affiliates and Certain Stockholders.....................    32
   SECTION 5.12. NYSE Listing............................................    33
   SECTION 5.13. Stockholder Litigation..................................    33
   SECTION 5.14. Action Relating to Stock Option Plans...................    33
   SECTION 5.15. Section 16 Matters......................................    33
   SECTION 5.16. Related Party Agreements................................    33

   SECTION 5.17. Company Common Stock Buy-Backs..........................    34
   SECTION 5.18. Taxation................................................    34
   SECTION 5.19. Takeover Statutes.......................................    34
   SECTION 5.20. Employee Benefits.......................................    34
   SECTION 5.21. Certegy Stock Incentive Plan Amendment..................    35

ARTICLE VI CONDITIONS PRECEDENT..........................................    35
   SECTION 6.1.  Conditions to Each Party's Obligation to Effect the
                 Merger..................................................    35
   SECTION 6.2.  Conditions to Obligations of Company....................    36
   SECTION 6.3.  Conditions to Obligation of FNF.........................    37

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER............................    38
   SECTION 7.1.  Termination.............................................    38
   SECTION 7.2.  Effect of Termination...................................    39
   SECTION 7.3.  Amendment...............................................    39
   SECTION 7.4.  Consent; Extension; Waiver..............................    40

ARTICLE VIII GENERAL PROVISIONS..........................................    40
   SECTION 8.1.  Nonsurvival of Representations and Warranties...........    40
   SECTION 8.2.  Fees, Expenses and Transfer Taxes.......................    40
   SECTION 8.3.  Definitions.............................................    40
   SECTION 8.4.  Notices.................................................    44
   SECTION 8.5.  Interpretation..........................................    45
   SECTION 8.6.  Counterparts............................................    45
   SECTION 8.7.  Entire Agreement; Third-Party Beneficiaries.............    45
   SECTION 8.8.  Assignment..............................................    45
   SECTION 8.9.  Governing Law...........................................    46
   SECTION 8.10. Enforcement; Venue; Waiver of Jury Trial................    46
   SECTION 8.11. Severability............................................    46

EXHIBITS

Exhibit A   Securities Exchange and Distribution Agreement
Exhibit B   Form of Assumption Agreement
Exhibit C   Form of Affiliate Letter
Exhibit D   Form of Cross-Indemnity Agreement
Exhibit E   Form of Tax Disaffiliation Agreement
Exhibit F   Form of FNF Officer's Certificate
Exhibit G   Form of Company Officer's Certificate

          AGREEMENT AND PLAN OF MERGER, dated as of June 25, 2006 (this "Agreement") between Fidelity National Information Services, Inc., a Georgia corporation (the "Company"), and Fidelity National Financial, Inc., a Delaware corporation ("FNF").

          WHEREAS, the Board of Directors of each of the Company and FNF has adopted resolutions approving this Agreement and the merger of FNF with and into the Company (the "Merger") on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Georgia Business Corporation Code (the "GBCC");

          WHEREAS, the Board of Directors of FNF, pursuant to the recommendation of a special committee of independent members of the Board of Directors of FNF (the "FNF Special Committee"), deems it advisable and in the best interests of FNF and its stockholders, in order to advance the long-term business interest of FNF, that it be merged with and into the Company, all upon the terms and subject to the conditions of this Agreement;

          WHEREAS, the Board of Directors of the Company, pursuant to the recommendation of a special committee of independent members of the Board of Directors of the Company (the "Company Special Committee"), deems it advisable and in the best interests of the Company and its shareholders, in order to advance the long-term business interest of the Company, that FNF be merged with and into the Company, all upon the terms and subject to the conditions of this Agreement;

          WHEREAS, the Board of Directors of FNF has approved pursuing a plan for the transfer, prior to the proposed Spin-off (as defined herein), to one of its subsidiaries, Fidelity National Title Group, Inc. ("FNT"), of all of the shares of capital stock of certain of its subsidiaries and other assets and Liabilities (as defined herein), certain related reorganization transactions, and the distribution immediately prior to the Effective Time (as defined herein) of all the shares of capital stock of FNT held by FNF on a pro rata basis to the holders of the common stock, par value $.0001 per share, of FNF ("FNF Common Stock") as of the record date for such distribution (such distribution, the "Spin-off"), all of the foregoing to be effected pursuant to the Securities Exchange and Distribution Agreement, dated as of the date hereof and attached hereto as Exhibit A between FNF and FNT (the "Securities Exchange Agreement"), and the other agreements attached as annexes to or referred to in the Securities Exchange Agreement (such agreements, together with the Securities Exchange Agreement, the "Spin-Off Agreements"), all of which have been or will be executed and delivered by FNF and the other parties thereto prior to the Effective Time;

          WHEREAS, it is intended that for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code and the parties hereto shall each be a party to such reorganization within the meaning of the Code; and

          WHEREAS, the Company and FNF desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the adequacy of which is hereby acknowledged by each party, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

          SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the GBCC, FNF shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of FNF shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Company").

          SECTION 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1 or unless otherwise mutually agreed in writing between the Company and FNF, the closing of the Merger (the "Closing") will take place on the same business day as, and immediately after, the completion of the Spin-off pursuant to the Securities Exchange Agreement, subject to the fulfillment or waiver of the conditions set forth in Article VI of this Agreement (other than those to be fulfilled or waived as of the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement, at the offices of LeBoeuf, Lamb, Greene & MacRae LLP, 125 West 55th Street, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto. The actual date and time of the Closing are herein referred to as the "Closing Date". For purposes of this Agreement, the term "business day" shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in The City of New York.

          SECTION 1.3. Effective Time. The parties hereto will (i) file with the Secretary of State of the State of Georgia (the "Georgia Secretary of State") on the date of the Closing (or on such other date as the Company and FNF may agree) a certificate of merger (the "Georgia Certificate of Merger") relating to the Merger and any other appropriate documents, executed in accordance with the relevant provisions of the GBCC, (ii) file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State"), a certificate of merger (the "Delaware Certificate of Merger") relating to the Merger, executed and acknowledged in accordance with the relevant provisions of the DGCL and (iii) make all other filings or recordings required under the GBCC and the DGCL in connection with the Merger. The Merger shall become effective (the "Effective Time") when the Georgia Certificate of Merger and the Delaware Certificate of Merger have been duly filed with the Georgia Secretary of State and the Delaware Secretary of State, respectively, or at such later time as may be agreed by the parties and specified in the Georgia Certificate of Merger and the Delaware Certificate of Merger.

          SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the GBCC and the DGCL.

          SECTION 1.5. Certificate of Incorporation and By-laws.


               (i) The certificate of incorporation of the Company (the "Company Charter"), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or under applicable law.

               (ii) The by-laws of the Company (the "Company By-laws") as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or under applicable law.

          SECTION 1.6. Directors and Officers.

          (a) Directors. The parties hereto shall take all actions necessary so that the board of directors of the Company at the Effective Time shall, from and after the Effective Time, be comprised of the individuals set forth in Section 1.6(a) of the Company Disclosure Schedule in the classes set forth therein until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company Charter and the Company By-Laws.

          (b) Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time and the individuals specified in Section 1.6(b) of the Company Disclosure Schedule shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company Charter and the Company By-Laws.

          (c) In the event that any person listed on Section 1.6(a) or 1.6(b) of the Disclosure Schedule is unwilling or unable to serve in the capacity indicated, FNF and the Company shall agree upon a substitute for such person.

                                   ARTICLE II

                     EFFECT OF THE MERGER ON THE SECURITIES
                         OF THE CONSTITUENT CORPORATIONS

          SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of FNF Common Stock, or any other shares of capital stock of FNF:

          (a) Cancellation of Treasury Stock and Company-Owned Common Stock. Each share of FNF Common Stock issued and outstanding immediately prior to the Effective Time that is owned by FNF or by the Company or any Company Subsidiary (as hereinafter defined) shall automatically cease to be outstanding, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (b) Conversion of FNF Common Stock. Each share of FNF Common Stock issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled in accordance with Section 2.1(a) (such shares, the "Eligible Shares"), shall be converted into the right to receive the number of validly issued, fully paid and nonassessable shares of the common stock (the "Company Common Stock"), par value $.01 per share, of the Company (the "Stock Consideration") equal to the Conversion Number. The "Conversion Number" shall equal 96,214,500 divided by the number of Eligible Shares, rounded to the nearest ten thousandth. The Stock Consideration and any cash to be paid in accordance with Section 2.3 in lieu of fractional shares of the Company Common Stock are referred to collectively as the "Merger Consideration".


          (c) Cancellation and Retirement of FNF Common Stock. As of the Effective Time, all certificates representing Eligible Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of FNF Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3, without interest, and any dividend or other distribution pursuant to Section 2.3(d).

          (d) FNF Restricted Stock. As of immediately prior to the Effective Time, certain shares of FNF Common Stock which when issued were subject to forfeiture under an FNF Stock Option Plan and which remain subject to forfeiture immediately prior to the Effective Time (each, an "FNF Restricted Share"), shall be replaced with restricted shares of FNT common stock pursuant to the Securities Exchange Agreement. As of the Effective Time, each FNF Restricted Share remaining outstanding (an "Assumed Restricted Share") shall be included in the conversion and cancellation of FNF Common Stock pursuant to Sections 2.1(b) and (c); provided, however, that upon conversion, such shares shall continue to be subject to the same terms, conditions and restrictions applicable to the corresponding FNF Restricted Shares based upon continued service with Surviving Company and its affiliates. All FNF Restricted Shares outstanding as of May 31, 2006 are disclosed in Section 2.1(d) of the FNF Disclosure Schedule. Section 2.1(d) of the FNF Disclosure Schedule also designates all FNF Restricted Shares that, if outstanding at the Effective Time, will be Assumed Restricted Shares.

          SECTION 2.2. FNF Stock Option Plans.

          (a) Prior to the Effective Time, certain outstanding options to purchase shares of FNF Common Stock (an "FNF Stock Option") issued under FNF's stock option plans and award agreements (collectively, the "FNF Stock Option Plans") shall be replaced with options issued by FNT pursuant to the Securities Exchange Agreement. As of the Effective Time, each FNF Stock Option remaining outstanding designated as described below (an "Assumed Option"), and each FNF Stock Option Plan under which any of the foregoing were issued shall be assumed by the Company. All FNF Stock Options outstanding as of May 31, 2006 are disclosed in Section 2.2 of the Disclosure Schedule delivered by FNF to the Company at or prior to the execution of this Agreement (the "FNF Disclosure Schedule") and are designated as vested or unvested. Section 2.2 of the FNF Disclosure Schedule also designates all FNF Stock Options that, if outstanding at the Effective Time, will be Assumed Options. Each Assumed Option shall be exercisable for a number of shares of Company Common Stock calculated by multiplying the number of shares of FNF Common Stock subject to such FNF Stock Option as of the Effective Time by the Option Exchange Number, rounding down to the nearest whole number. The "Option Exchange Number" shall equal the closing price of a share of FNF Common Stock on the business day immediately preceding the Closing Date divided by the closing price of a share of Company Common Stock on the Closing Date (or, if the Closing is consummated after the close of trading on the NYSE on such date, on the next business day following the Closing Date), rounded to the nearest ten thousandth. The exercise price for each share of Company Common Stock under an Assumed Option shall be calculated by dividing the exercise price for one share of FNF Common Stock under the related FNF Stock Option as of the Effective Time by the Option Exchange Number, rounding up to the nearest whole cent. No vesting schedule for any Assumed Option shall be modified as a result of the transactions contemplated hereby. Notwithstanding the foregoing, the assumption of FNF Stock Options pursuant to this Section 2.2(a) shall in all circumstances satisfy Section 1.409A-1(b)(5)(v)(D) of the Proposed Regulations under Section 409A of the Code or any future guidance issued thereunder.

          (b) As soon as practicable after the Effective Time, the Company shall deliver to each person who, immediately prior to the Effective Time, is the holder of an Assumed Option an appropriate notice setting forth such holder's rights pursuant thereto and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.2 after giving effect to the Merger). At or before the Effective Time, the Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of Assumed Options. As soon as practicable after the Effective Time (but in any event no later than 15 days following the Effective Time), the Company shall file a registration statement on Form S-8 (or any successor form) that will register the shares of Company Common Stock subject to Assumed Options to the extent permitted by federal securities laws and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding. In addition, the Company shall use all reasonable best efforts to cause the shares of Company Common Stock subject to Assumed Options to be listed on the NYSE.

          (c) Prior to the Effective Time, FNF shall take all corporate action necessary such that the FNF Employee Stock Purchase Plan shall no longer be sponsored or maintained by FNF and shall not become an obligation of the Company as a result of the consummation of the transactions contemplated by this Agreement. Any shares of FNF Common Stock held in, or distributed from, the FNF Employee Stock Purchase Plan shall be included in the conversion and cancellation of FNF Common Stock pursuant to Sections 2.1(b) and (c).

          SECTION 2.3. Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, the Company shall deposit with a bank or trust company designated by the Company with the prior approval (such approval not to be unreasonably withheld or delayed) of FNF (the "Exchange Agent"), for the benefit of the holders of Eligible Shares (whether in certificated or book entry form), certificates or, at the Company's option, shares in book entry form (collectively "certificates") representing the aggregate Stock Consideration issuable pursuant to Section 2.1 in exchange for such shares of FNF Common Stock. Such certificates and all cash from sales of the aggregated fractional shares pursuant to Section 2.3(f), together with any dividends or distributions with respect to the Stock Consideration, are hereinafter referred to as the "Exchange Fund".

          (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Eligible Shares shall, upon surrender to the Exchange Agent of such certificate or certificates in accordance with the terms of the transmittal materials described in Section 2.3(c) of this Agreement and acceptance thereof by the Exchange Agent, be entitled to a certificate representing that number of whole shares of Company Common Stock (and/or cash in lieu of fractional shares of Company Common Stock as contemplated by Section 2.3(f)) which the aggregate number of shares of FNF Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 2.1(b) of this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing shares of FNF Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of FNF or its transfer agent of shares of FNF Common Stock and if such certificates for Eligible Shares are presented to FNF for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 2.3(b), each certificate representing Eligible Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

          (c) Letter of Transmittal. Promptly after the Effective Time (but in no event more than five business days thereafter), the Company shall require the Exchange Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented shares of FNF Common Stock which have been converted pursuant to

     Section 2.1, a letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled pursuant to Section 2.1, each in a form reasonably satisfactory to FNF and the Company.

          (d) Distributions with Respect to Unexchanged Shares; Voting. No dividends or other distributions with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented shares of FNF Common Stock which have been converted pursuant to Section 2.1, until the surrender for exchange of such certificate in accordance with this Article II. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest,
     (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Company Common Stock into which the shares of FNF Common Stock represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 2.1, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of Company Common Stock. Holders of unsurrendered certificates shall be entitled to vote after the Effective Time at any meeting of Company shareholders the number of whole shares of Company Common Stock represented by such certificates, regardless of whether such holders have exchanged their certificates.

          (e) No Further Ownership Rights in Common Stock. The Merger Consideration paid upon the surrender for exchange of certificates representing shares of FNF Common Stock in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of FNF Common Stock theretofore represented by such certificates, subject, however, to the Company's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by FNF on such shares of FNF Common Stock in accordance with the terms of or contemplated by this Agreement which remain unpaid at the Effective Time.

          (f) No Fractional Shares.

               (i) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented shares of FNF Common Stock which have been converted pursuant to Section 2.1, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company.

               (ii) Notwithstanding any other provision in this Agreement to the contrary, any holder of shares of FNF Common Stock entitled to receive a fractional share of Company Common Stock but for this Section shall be entitled to receive a cash payment in lieu thereof, in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the shares of Company Common Stock constituting the excess of (i) the number of whole shares of Company Common Stock delivered to the Exchange Agent by the Company over (ii) the aggregate number of whole shares of Company Common Stock to be distributed to holders of FNF Common Stock (such excess, the "Excess Shares"). As soon as practicable following the Effective Time, the Exchange Agent shall determine the number of Excess Shares and, as agent for the former holders of FNF Common Stock, shall sell the Excess Shares at the prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"). The Exchange Agent shall deduct from the proceeds of the sale of the Excess Shares all commissions, withholding taxes, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former holders of FNF Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to such former holders in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such holders.

          (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of the certificates representing shares of FNF Common Stock for 120 days after the Effective Time shall be delivered to the Company, and any holders of shares of FNF Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Company for payment of their claim for any Merger Consideration and any dividends or distributions with respect to Company Common Stock.

          (h) No Liability. None of the Company, the Surviving Company or the Exchange Agent shall be liable to any person in respect of any shares, cash, dividends or distributions payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of FNF Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

          (i) Lost, Stolen or Destroyed Certificates. In the event that any certificate representing shares of FNF Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Company, the posting by such person of a bond in customary amount and upon such terms as may be required by the Company as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Company Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.

          (j) Withholding Rights. The Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted by the Company to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of FNF Common Stock in respect of which such deduction and withholding was made by the Company or the Exchange Agent.

          (k) Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or the issued and outstanding shares of FNF Common Stock or securities convertible or exchangeable into or exercisable for shares of FNF Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger (but only a merger involving the Company and not FNF), issuer tender or exchange offer, or other similar transaction, then the Merger Consideration and any other dependent items shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          SECTION 3.1. Representations and Warranties of FNF. FNF represents and warrants to the Company as follows:

          (a) Organization, Standing and Corporate Power. FNF is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. FNF is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not have an FNF Material Adverse Effect. The term "FNF Material Adverse Effect" means any material adverse effect on the ability of FNF to perform its obligations hereunder, or to consummate the transactions contemplated hereby, on a timely basis. FNF has delivered or made available to the Company complete and correct copies of its Certificate of Incorporation (the "FNF Charter") and By-laws (the "FNF By-laws"), in each case as amended to the date of this Agreement.

          (b) Capital Structure. The authorized capital stock of FNF consists of
     (i) 250,000,000 shares of FNF Common Stock and (ii) 3,000,000 shares of preferred stock. At the close of business on May 31, 2006, 175,790,428 shares of FNF Common Stock were issued and outstanding, 13,608,696 shares of FNF Common Stock were reserved for issuance pursuant to outstanding options under FNF Stock Option Plans and 8,021,507 shares of FNF Common Stock were held by FNF in its treasury. Except as set forth above, at the close of business on May 31, 2006, no shares of capital stock or other equity securities of FNF were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of FNF are, and all shares which may be issued pursuant to the FNF Stock Option Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of FNF having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of FNF may vote are issued or outstanding. Except as set forth above or in Section 3.1(b) of the FNF Disclosure Schedule, there are not any securities, options, warrants, rights, commitments or agreements of any kind to which FNF is a party or by which it is bound obligating it to issue, sell or deliver, or repurchase, redeem or otherwise acquire, shares of capital stock or other equity or voting securities of FNF, or obligating it to issue, sell, deliver, grant, extend or enter into any such security, option, warrant, right, commitment or agreement. Except as disclosed in Section 3.1(b) of the FNF Disclosure Schedule, FNF is not a party to or bound by any agreement, proxy or other arrangement restricting the transfer of FNF Common Stock or affecting the voting of any shares of capital stock of FNF.

          (c) Authority; Noncontravention. FNF has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 5.3 (the "FNF Stockholder Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by FNF and the consummation by FNF of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FNF, subject to the approval of its stockholders as set forth in Section 6.1(a). This Agreement has been duly executed and delivered by FNF and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of FNF, enforceable against FNF in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity. Except as disclosed in Section 3.1(c) of the FNF Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the FNF Charter or FNF By-laws, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any person under, or result in the creation of any Lien on any property or asset of FNF under, any indenture or other agreement, permit, franchise, license or other instrument or undertaking to which FNF is a party or by which FNF or any of its assets is bound or affected, or (iii) subject to the matters referred to in the next sentence, contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to FNF or any of its properties or assets, which, in the case of clauses (ii) and (iii), individually or in the aggregate, would reasonably be expected to have an FNF Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any court or governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to FNF in connection with the execution and delivery of this Agreement by FNF or the consummation by FNF of the transactions contemplated hereby, except for (i) the approvals, filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 3.1(c)(i) of the FNF Disclosure Schedule, (ii) the filing with the Securities and Exchange Commission (the "SEC") of such reports and other filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Delaware Certificate of Merger and the Georgia Certificate of Merger with the Delaware Secretary of State and the Georgia Secretary of State, respectively, and appropriate documents with the relevant authorities of other states in which FNF is qualified to do business, (iv) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.1(c)(ii) of the FNF Disclosure Schedule and (v) such other consents, approvals, authorizations, declarations, filings or notices the failure to obtain or make which, in the aggregate, would not have an FNF Material Adverse Effect.

          (d) SEC Documents; Financial Statements. FNF has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2003 (such reports, schedules, forms, statements and other documents, as amended to the date hereof, are hereinafter referred to as the "FNF SEC Documents"). As of their respective dates, the FNF SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such FNF SEC Documents, and none of the FNF SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any FNF SEC Document has been revised or superseded by a later Filed FNF SEC Document (as defined herein), none of the FNF SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of FNF included in the FNF SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of FNF and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). Except as set forth in the Filed FNF SEC Documents, as of the date hereof, FNF has no Liabilities required by generally accepted accounting principles to be set forth on a consolidated balance sheet of FNF and its consolidated subsidiaries or in the notes thereto, other than Liabilities (i) incurred since March 31, 2006 in the ordinary course of business consistent with past practice or (ii) that would not, individually or in the aggregate, reasonably be expected to have an FNF Material Adverse Effect.

          (e) Absence of Certain Changes or Events. Except as disclosed in the FNF SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed FNF SEC Documents") or in Section 3.1(e) of the FNF Disclosure Schedule or in connection with the transactions contemplated hereby, since the date of the most recent audited financial statements included in the Filed FNF SEC Documents, FNF has conducted its business only in the ordinary course, and there has not been (i) any change, circumstance, effect, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have an FNF Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of FNF's outstanding capital stock (except for ordinary quarterly cash dividends), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock,
     (iv) (x) any granting by FNF to any of the President, the Chief Executive Officer, the Chief Financial Officer, the General Counsel or any Executive Vice President (the "Executive Officers") of FNF of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed FNF SEC Documents, (y) any granting by FNF to any such Executive Officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed FNF SEC Documents or (z) any entry by FNF into any employment, severance or termination agreement with any such Executive Officer or (v) any change in accounting methods, principles or practices by FNF materially affecting its assets, Liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

          (f) Absence of Changes in Benefit Plans. Except as disclosed in the Filed FNF SEC Documents or in Section 3.1(f) of the FNF Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed FNF SEC Documents, there has not been any adoption or amendment in any material respect by FNF of any collective bargaining agreement or any Benefit Plan (as defined herein).

          (g) Benefit Plans.

               (i) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in

          Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other plan, arrangement or policy relating to compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by FNF for the benefit of any present or former officer, employee, agent, director or independent contractor of FNF or any subsidiary thereof (including FNT and the Company) (all the foregoing being herein called "Benefit Plans") has been administered in accordance with its terms except where failure to administer in accordance with such terms would not have an FNF Material Adverse Effect. FNF and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where failure to comply would not reasonably be expected to have an FNF Material Adverse Effect. A complete and correct copy of each Benefit Plan (other than any Benefit Plan maintained or sponsored by FNT or any of its subsidiaries), and the most recent trust agreement, custodial agreement or insurance contract relating thereto, have been made available to the Company. Section 3.1(g) of the FNF Disclosure Schedule sets forth a complete and correct list of each employment contract as to which FNF has any obligation or liability, contingent or otherwise.

               (ii) None of FNF or any other person or entity that together with FNF is treated as a single employer under Section 414(b), (c), (m) or
          (o) of the Code (each a "Commonly Controlled Entity") has incurred any material liability under Title IV of ERISA (other than for the payment of benefits or Pension Benefit Guaranty Corporation insurance premiums, in either case in the ordinary course).

               (iii) No Commonly Controlled Entity is obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from or incurred any contractual liability to any multiemployer plan resulting or which would reasonably be expected to result in any material "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

          (h) Taxes. (i) FNF has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have an FNF Material Adverse Effect. All tax returns filed by FNF are complete and accurate except to the extent that such failure to be complete and accurate would not have an FNF Material Adverse Effect. FNF has paid or caused to be paid all taxes shown as due on such returns, and the most recent financial statements contained in the Filed FNF SEC Documents reflect an adequate reserve for all taxes payable by FNF and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

               (ii) No deficiencies for any taxes have been proposed, asserted or assessed against FNF that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have an FNF Material Adverse Effect, and, except as set forth in Section 3.1(h) of the FNF Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The Federal and state income tax returns of FNF and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service (the "IRS") or the appropriate state taxation authorities, as the case may be, or the statute of limitations on assessment or collection of any Federal or state income taxes due from FNF or any of its subsidiaries has expired, for all taxable years of FNF or any of its subsidiaries through the taxable year ended (a) December 31, 2001 for Federal income taxes and (b) December 31, 1999 for state income taxes.

               (iii) As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, premium, property, sales, excise, employment, payroll, withholdings and other taxes, tariffs or other governmental charges, including interest, penalties and other additions thereto.

          (i) No Excess Parachute Payments; Section 162(m) of the Code.

               (i) None of the transactions contemplated by this Agreement shall constitute a triggering event under any employment, severance or termination agreement or other compensation arrangement or Benefit Plan currently in effect which (either alone or upon the occurrence of any additional or subsequent event) would reasonably be expected to result in any payment, acceleration, vesting or increase in benefits to any current or former officer, employee or director of FNF and which would constitute an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

               (ii) Except as disclosed in Section 3.1(i) of the FNF Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by FNF under any contract, Benefit Plan, program, arrangement or understanding currently in effect.

          (j) Voting Requirements. The affirmative vote of holders of a majority of the shares of FNF Common Stock (with each share of FNF Common Stock having one vote per share) to approve and adopt this Agreement and the Merger is the only vote of the holders of any class or series of the capital stock of FNF necessary to approve and adopt this Agreement and the Merger and the transactions contemplated hereby.

          (k) Compliance with Applicable Laws. FNF has in full force and effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, consents, filings, franchises, licenses, notices, permits and rights (collectively, "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, in each case except for the failure of Permits to be in full force and effect or for defaults under Permits which failures or defaults individually or in the aggregate would not reasonably be expected to have an FNF Material Adverse Effect. Except as disclosed in the Filed FNF SEC Documents, FNF and the FNF Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity, except for such noncompliance which individually or in the aggregate would not reasonably be expected to have an FNF Material Adverse Effect. Except as disclosed in the Filed FNF SEC Documents, as of the date of this Agreement, to the knowledge of FNF, no investigation, examination, inquiry, enforcement action or other proceeding by any Governmental Entity with respect to FNF is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a FNF Material Adverse Effect.

          (l) Opinion of Financial Advisor. FNF has received the opinion of its financial advisor, Bear Stearns & Co. Inc., dated the date hereof, to the effect that, as of such date, the consideration to be received by FNF and its stockholders pursuant to this Agreement and the Securities Exchange Agreement, taken together, is fair, from a financial point of view, to the stockholders of FNF. It is agreed and understood that such opinion is for the benefit of FNF's board of directors and may not be relied on by the Company.

          (m) Brokers. No broker, investment banker, financial advisor or other person, other than Bear Stearns & Co. Inc., the fees and expenses of which will be paid by FNF prior to the Effective Time, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FNF.

          (n) The FNF Special Committee Recommendation; Board of Directors Recommendation. The FNF Special Committee has duly adopted at a special meeting held on June 25, 2006, resolutions recommending to the Board of Directors of FNF approval of this Agreement, the Merger, and the transactions contemplated hereby on the terms and conditions set forth herein. Upon the recommendation of FNF Special Committee, the Board of Directors of FNF, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to and in the best interests of FNF and its stockholders, (ii) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and (iii) recommended that the stockholders of FNF adopt this Agreement and the Merger and the transactions contemplated hereby and directed that this Agreement and the Merger and the transactions contemplated hereby be submitted for adoption by FNF's stockholders at the FNF Stockholders Meeting (as defined herein).

          (o) Litigation. There is no suit, action, proceeding or arbitration pending or, to the knowledge of FNF, threatened against or affecting FNF that, individually or in the aggregate, would reasonably be expected to (i) have an FNF Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against FNF having, or which would reasonably be expected to have, any such effect.

          (p) No Assets and Liabilities. At the Effective Time, FNF will not own any assets other than the Assumption Agreement executed and delivered by FNT substantially in the form attached hereto as Exhibit B pursuant to the Securities Exchange Agreement (the "Assumption Agreement"), the Tax Disaffiliation Agreement (as defined herein) and shares of Company Common Stock, and will not have any Liabilities that have not been assumed by FNT, other than the Excluded FNF Liabilities.

          (q) Information Supplied. None of the information supplied or to be supplied by FNF specifically for inclusion or incorporation by reference in
     (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of Company Common Stock in the Merger (the "Form S-4") will at the time it becomes effective under the Securities Act, at the time any amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the information statement relating to the approval by the shareholders of the Company of the matters referred to in the second sentence of Section 5.3 and the proxy statement relating to the approval by the stockholders of FNF of the matters referred to in the first sentence of
     Section 5.3, in each case as amended or supplemented from time to time (collectively, the "Proxy Statement") will, at the date it is first mailed to the Company's shareholders or the FNF stockholders, as applicable, and at the time of the Company Shareholders Meeting (as defined herein) and the FNF Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (r) Section 203. FNF has taken all corporate action necessary to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby, the provisions of Section 203 of the DGCL.

          SECTION 3.2. Representations and Warranties of the Company. The Company represents and warrants to FNF as follows:

          (a) Organization, Standing and Corporate Power. The Company and each Company Subsidiary is a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing (in such jurisdictions where such concept is applicable) under the laws of the jurisdiction of its organization and has the requisite corporate or entity power and authority to carry on its business as now being conducted. The Company and each Company Subsidiary is duly qualified to do business and is in good standing (in such jurisdictions where such concept is applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not have a Company Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, (x) a "Company Subsidiary" means each subsidiary of the Company, and (y) a "Company Material Adverse Effect" means any change, circumstance, effect, event or occurrence that (i) would be materially adverse to the assets, Liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, other than any change, circumstance, effect, event or occurrence resulting from (A) changes in general economic conditions affecting the United States, (B) general changes or developments in the industries in which the Company and the Company Subsidiaries operate or (C) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on the relationships, contractual or otherwise, with any customers, distributors, partners or employees of the Company and the Company Subsidiaries to the extent due to the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on the relationships, contractual or otherwise, with any customers, distributors, partners or employees of FNF to the extent due to the announcement of this Agreement or the identity of the parties hereto, unless, in the case of the foregoing clauses (A) and
     (B), such changes referred to therein have a materially disproportionate effect on the Company and the Company Subsidiaries taken as a whole relative to other participants in the industry in which the Company and the Company Subsidiaries operate, or (ii) would have a material adverse effect on the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The Company has delivered or made available to FNF complete and correct copies of the Company Charter and the Company By-laws and of the certificates of incorporation and by-laws, or other organizational documents, of each of the Company Subsidiaries, in each case as amended to the date of this Agreement.

          (b) Capital Structure.

               (i) The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock, par value $.01 per share, and 200,000,000 shares of preferred stock, par value $.01 per share. At the close of business on May 31, 2006, (i) 191,742,076 shares of Company Common Stock and no shares of preferred stock were issued and outstanding, (ii) 5,684,520 shares of Company Common Stock were held by subsidiaries of the Company or by the Company in its treasury and
          (iii) 13,579,610 shares of Company Common Stock were reserved for issuance pursuant to outstanding options to purchase shares of Company Common Stock granted under the Company's stock option plans (the "Company Stock Plans"). Except as set forth above, at the close of business on May 31, 2006, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to this Agreement or upon the exercise of options under the Company Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of the Company may vote are issued or outstanding. Except as set forth above, there are not any securities, options, warrants, rights, commitments or agreements of any kind to which the Company is a party or by which any of them is bound obligating any of them to issue, sell or deliver, or repurchase, redeem or otherwise acquire, shares of capital stock or other equity or voting securities of the Company, or obligating the Company to issue, sell, deliver, grant, extend or enter into any such security, option, warrant, right, commitment or agreement. Except as set forth in Section 3.2(b)(i) of the Disclosure Schedule delivered by the Company to FNF at or prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company is not a party to or bound by any agreement, proxy or other arrangement restricting the transfer of Company Common Stock or affecting the voting of any shares of capital stock of the Company.

               (ii) Section 3.2(b)(ii) of the Company Disclosure Schedule lists each Company Subsidiary. Except as set forth in Section 3.2(b)(ii) of the Company Disclosure Schedule, all of the outstanding shares of capital stock or other equity securities of each Company Subsidiary have been validly issued and are fully paid and non-assessable (in the case of any Company Subsidiary that is not organized in the United States, to the extent such concepts are applicable) and are owned by the Company, free and clear of all Liens. No bonds, debentures, notes or other indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of any Company Subsidiary may vote are issued or outstanding. Except as set forth in
          Section 3.2(b)(ii) of the Company Disclosure Schedule, there are no securities, options, warrants, rights, commitments or agreements of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating any of them to issue, sell or deliver, or repurchase, redeem or otherwise acquire, shares of capital stock or other equity or voting securities of any Company Subsidiary, or obligating any of them to issue, sell, deliver, grant, extend or enter into any such security, option, warrant, right, commitment or agreement. Except as set forth in Section 3.2(b)(ii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any agreement, proxy or other arrangement restricting the transfer or affecting the voting of any shares of capital stock of any Company Subsidiary. Except for the capital stock or other equity securities of such subsidiaries and the other ownership interests listed in Section 3.2(b)(ii) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person other than interests held for investment purposes that do not exceed 10% of the voting securities of any such single person.

          (c) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of its shareholders as set forth in Section 5.3 (the "Company Shareholder Approval"), the Company and each of the Company Subsidiaries has all requisite corporate power and authority to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the

     Company and, assuming this Agreement constitutes the valid and binding agreement of FNF, constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity. Except as disclosed in Section 3.2(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not,
     (i) conflict with any of the provisions of the Company Charter or the Company By-laws, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any person under, or result in the creation of any Lien on any property or asset of the Company or any Company Subsidiary under, any indenture or other agreement, permit, franchise, license or other instrument or undertaking to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their assets is bound or affected, or (iii) subject to the matters referred to in the next sentence, contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, which, in the case of clauses (ii) and (iii), individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company or any Company Subsidiary, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of premerger notification and report forms under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger, (ii) the approvals, filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 3.2(c)(i) of the Company Disclosure Schedule, (iii) the filing with the SEC of such reports and other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing with the SEC of the Form S-4 and the Proxy Statement relating to the matters referred to in the first and second sentences of Section 5.3, (v) the filing of the certificate of merger with the Delaware Secretary of State and the Georgia Secretary of State, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (vi) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.2(c)(ii) of the Company Disclosure Schedule and (vii) such other consents, approvals, authorizations, declarations, filings or notices the failure to obtain or make which, in the aggregate, would not have a Company Material Adverse Effect.

          (d) SEC Documents; Financial Statements. (i) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2003 (such reports, schedules, forms, statements and other documents, as amended to the date hereof, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Filed Company SEC Document (as defined herein), none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as set forth in the Filed Company SEC Documents, neither the Company nor any of its subsidiaries has any Liabilities required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than Liabilities (i) incurred since March 31, 2006 in the ordinary course of business consistent with past practice or (ii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (e) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in Section 3.2(e) of the Company Disclosure Schedule or in connection with the transactions contemplated hereby, since the date of the most recent audited financial statements included in the Filed Company SEC Documents, the Company and each Company Subsidiary has conducted its business only in the ordinary course, and there has not been (i) any change, circumstance, effect, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect,
     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (except for ordinary quarterly cash dividends), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) (x) any granting by the Company or any Company Subsidiary to any Executive Officers of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (y) any granting by the Company or any Company Subsidiary to any such Executive Officer of the Company of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such Executive Officer of the Company or (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting its assets, Liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

          (f) Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents or in Section 3.2(f) of the Company Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment by the Company or any Company Subsidiary of any collective bargaining agreement or any Company Benefit Plan (as defined herein).

          (g) Benefit Plans.

               (i) Each Pension Plan, Welfare Plan, and each other plan, arrangement or policy relating to compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any of the Company Subsidiaries for the benefit of any present or former officer, employee, agent, director or independent contractor of the Company or any Company Subsidiary (all the foregoing being herein called "Company Benefit Plans") has been administered in accordance with its terms except where failure to administer in accordance with such terms would not reasonably be expected to have a Company Material Adverse Effect. The Company, each of the Company Subsidiaries and all the Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where failure to comply would not reasonably be expected to have a Company Material Adverse Effect. A complete and correct copy of each Company Benefit Plan, and the most recent trust agreement, custodial agreement or insurance contract relating thereto, have been made available to FNF. Section 3.2(g) of the Company Disclosure Schedule sets forth a complete and correct list of each employment contract as to which the Company has any obligation or liability, contingent or otherwise.

               (ii) None of the Company or any other person or entity that together with the Company is treated as a single employer under
          Section 414(b), (c), (m) or (o) of the Code (each a "Company Commonly Controlled Entity") has incurred any material liability under Title IV of ERISA (other than for the payment of benefits or Pension Benefit Guaranty Corporation insurance premiums, in either case in the ordinary course).

               (iii) No Company Commonly Controlled Entity is obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from or incurred any contractual liability to any multiemployer plan resulting or which would reasonably be expected to result in any material "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

          (h) Taxes.

               (i) Each of the Company and the Company Subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not have a Company Material Adverse Effect. All tax returns filed by the Company and each Company Subsidiary are complete and accurate except to the extent that such failure to be complete and accurate would not have a Company Material Adverse Effect. The Company and each Company Subsidiary has paid (or the Company has paid on behalf of the Company Subsidiary) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

               (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a Company Material Adverse Effect, and, except as set forth in Section 3.2(h) of the Company Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The Federal and state income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the IRS or the appropriate state taxation authorities, as the case may be, or the statute of limitations on assessment or collection of any Federal or state income taxes due from the Company or any of its subsidiaries has expired, for all taxable years of the Company or any of its subsidiaries through the taxable year ended (a) December 31, 2001, for Federal income taxes and (b) December 31, 1999, for state income taxes.

          (i) No Excess Parachute Payments; Section 162(m) of the Code.

               (i) Except as disclosed in Section 3.2(i) of the Company Disclosure Schedule, none of the transactions contemplated by this Agreement shall constitute a triggering event under any employment, severance or termination agreement or other compensation arrangement or Company Benefit Plan currently in effect which (either alone or upon the occurrence of any additional or subsequent event) would reasonably be expected to result in any payment, acceleration, vesting or increase in benefits to any current or former officer, employee or director of the Company or any of its subsidiaries and which would constitute an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

               (ii) Except as disclosed in Section 3.2(i) of the Company Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any Company Subsidiary under any contract, Company Benefit Plan, program, arrangement or understanding currently in effect.

          (j) Voting Requirements. The affirmative vote of the shareholders of the Company by the requisite vote in accordance with the requirements of the New York Stock Exchange Listed Company Manual and any applicable law to approve the issuance of the Company Common Stock in the Merger and the Company Incentive Plan Amendment (as defined herein) is the only vote of the holders of any class or series of Company Common Stock necessary to approve issuance of the Company Common Stock in the Merger and this Agreement and any of the transactions contemplated hereby, including the Company Incentive Plan Amendment.

          (k) Compliance with Applicable Laws. Except as set forth in Section 3.2(k) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has in full force and effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, in each case except for the failure of Permits to be in full force and effect or for defaults under Permits which failures or defaults individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, the Company and the Company Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity, except for such noncompliance which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, as of the date of this Agreement, to the knowledge of the Company, no investigation, examination, inquiry, enforcement action or other proceeding by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Company Material Adverse Effect.

          (l) Opinion of Financial Advisor. The Company has received the opinion of its financial advisor, Stephens, Inc., dated the date hereof, to the effect that, as of such date, the Conversion Number is fair from a financial point of view to the shareholders of the Company other than FNF. It is agreed and understood that such opinion is for the benefit of the Company's board of directors and may not be relied on by FNF.

          (m) Brokers. No broker, investment banker, financial advisor or other person, other than Stephens, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (n) The Company Special Committee Recommendation; Board of Directors Recommendation. The Company Special Committee has duly adopted at a special meeting held on June 25, 2006, resolutions recommending to the Board of Directors of the Company approval of this Agreement, the Merger, the issuance of Company Common Stock in the Merger and the transactions contemplated hereby on the terms and conditions set forth herein. Upon the recommendation of the Company Special Committee, the Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger, the issuance of Company Common Stock in the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) adopted, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and (iii) recommended that the shareholders of the Company approve the issuance of Company Common Stock in the Merger and the Company Incentive Plan Amendment and directed that the issuance of Company Common Stock in the Merger and the Company Incentive Plan Amendment be submitted for approval of the Company's shareholders at the Company Shareholders Meeting (as defined herein).

          (o) Litigation. Except as set forth in Section 3.2(o) of the Company Disclosure Schedule, there is no suit, action, proceeding or arbitration pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries that, individually or in the aggregate, would reasonably be expected to (i) have a Company Material Adverse Effect (other than as described in the Filed Company SEC Documents) or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries having, or which would reasonably be expected to have, any such effect.

          (p) Transaction Documents. None of the information contained in (i) the Form S-4 will, at the time it becomes effective under the Securities Act, at the time any amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's or FNF's stockholders or at the time of the Company Shareholders Meeting or the FNF Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company in this Section 3.2(p) with respect to information supplied by FNF specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

          (q) Fair Price Requirements; State Anti-Takeover Statutes. The Board of Directors of the Company has taken all actions necessary so that the Merger and other transactions contemplated by this Agreement have been approved in accordance with Section 1111(1) of the GBCC, and no additional shareholder vote pursuant to Section 1111(2) of the GBCC shall be required in order to effectuate the Merger and the other transactions contemplated by this Agreement. Neither Section 1132 of the GBCC nor, to the Company's knowledge, any other "fair price" (other than Sections 1110-1113 of the GBCC), "moratorium," "control share acquisition" or other state takeover statute or similar statute or regulation is applicable to the Merger or any other transaction contemplated by this Agreement.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS
                                 PRIOR TO MERGER

          SECTION 4.1. Conduct of Business by the Company. (a) Except as specifically contemplated by this Agreement, or as set forth on Section 4.1(a) of the Disclosure Schedule or as required by applicable law, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses only in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with Government Entities, customers, suppliers, distributors, creditors, lessors and other persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth on Section 4.1(b) of the Disclosure Schedule or as otherwise expressly required by or provided for in this Agreement, the Company shall not, and shall not permit any of the Company Subsidiaries to, without the prior consent of FNF:

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any outstanding capital stock of the Company, other than ordinary quarterly cash dividends, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (z) except as required by the terms of any agreement, arrangement or plan in effect as of the date hereof, purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

               (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than upon the exercise of options outstanding on the date of this Agreement under the Company Stock Plans;

               (iii) amend or propose any change to its certificate of incorporation, by-laws or other comparable charter or organizational documents;

               (iv) (w) acquire, in any transaction or a series of related transactions, (1) any business or any corporation, partnership, joint venture, association or other business organization or division thereof other than the acquisition of the shares of National Title Insurance of New York, Inc. or (2) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, (x) merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly owned Subsidiaries, (y) restructure, reorganize or completely or partially liquidate or (z) otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses, when taken as a whole;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice;

               (vi) (x) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person, other than indebtedness in an amount less than $2,000,000 individually or $10,000,000 in the aggregate or indebtedness owing to or guarantees owing to the Company or any direct or indirect wholly-owned Company Subsidiary (it being understood that the Company's guarantee of the performance of a Company Subsidiary to a third party customer or vendor shall not constitute an incurrence of indebtedness under this subsection), or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or to any direct or indirect wholly-owned Company Subsidiary and routine, immaterial advances to employees, and other than purchases of investment assets in the ordinary course of business consistent with past practice;

               (vii) except in accordance with the Company's budget which exists as of the date hereof, make or agree to make any new capital expenditure or expenditures which, individually, involves payments of in excess of $10,000,000 or, in the aggregate, involve payments of in excess of $25,000,000;

               (viii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or in amounts not in excess of $2,000,000 in each case;

               (ix) make any change in accounting methods, principles or practices used by the Company or any of the Company Subsidiaries materially affecting its assets, liabilities or business, except insofar as may be required by a change in generally accepted accounting principles;

               (x) other than in the ordinary course of business consistent with past practice, cancel, modify or waive any material debts or claims held by it or waive any material rights under any material contract to which the Company of any of its Subsidiaries is a party;

               (xi) except as required pursuant to existing written, binding agreements or policies in effect prior to the date of this Agreement, or as otherwise required by applicable law, (w) grant or provide any material severance or termination payments or benefits to any director, officer or employee of the Company, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (x) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any material bonus to, or make any new equity awards to any director, officer or employee of the Company, except for increases in the ordinary course of business consistent with past practice for employees who are not officers, (y) establish, adopt, materially amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, or (z) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan; or

               (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b) Conduct of Business of FNF. FNF shall not take any action that would cause it to own any assets at the Effective Time other than the Assumption Agreement, the Tax Disaffiliation Agreement and shares of Company Common Stock or to have any Liabilities at the Effective Time (other than Excluded FNF Liabilities) that have not been assumed by FNT.

          SECTION 4.2. Other Actions. The Company, each Company Subsidiary and FNF shall not take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied. The Company shall give prompt notice to FNF, and FNF shall give prompt notice to the Company, of any event, condition or circumstance of which it becomes aware that would constitute a violation or breach of this

Agreement by it; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

          SECTION 5.1. Preparation of Form S-4 and the Proxy Statement. As soon as practicable following the date of this Agreement, the Company and FNF shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and FNF shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act and have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders and FNF shall use its reasonable best efforts to cause the Proxy Statement to be mailed to FNF's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective. The Company shall also take, in consultation with FNF and its counsel, any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Company Common Stock in the Merger and FNF shall furnish all information concerning FNF and the holders of the FNF Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by the Company or FNF without providing the other party the opportunity to review and comment thereon. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Form S-4 or Proxy Statement and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Form S-4 and the Proxy Statement. The Company shall advise FNF, promptly after it receives notice thereof, of the time when the Form S-4 becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. If at any time prior to the Company Shareholders Meeting or the FNF Stockholders Meeting, any information relating to the Company or FNF or any of their respective affiliates, officers or directors, should be discovered by the Company or FNF which is required by applicable law to be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that the Form S-4 or Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to the shareholders of the Company and the stockholders of FNF. The Company shall not mail or use the Proxy Statement or any amendment or supplement thereto without the prior approval of FNF of the form and content thereof, which approval of the content thereof, which approval will not be unreasonably withheld or delayed.

          SECTION 5.2. Treatment of Company Stock Options. In connection with the Merger, the Company shall take all actions necessary so that each outstanding option to purchase shares of Company Common Stock held by an employee or director who, following the Merger, shall be employed solely by or solely serve as a director of FNT or any subsidiary thereof, shall be fully vested as of the Effective Time.

          SECTION 5.3. Meetings of Stockholders. FNF shall take all action necessary in accordance with applicable law and the FNF Charter and FNF By-laws to convene a meeting of its stockholders (the "FNF Stockholders Meeting") to consider and vote upon the adoption of this Agreement and to cause such vote to be taken. The Company shall take all action necessary in accordance with applicable law and the Company Charter and Company By-laws to convene a meeting of its shareholders (the "Company Shareholders Meeting") to consider and vote upon the approval of the issuance of Company Common Stock in the Merger and the Company Incentive Plan Amendment (collectively, the "Company Vote Items") and to cause such vote to be taken. Subject to Section 5.8 hereof, FNF and the Company shall, through their respective Boards of Directors, recommend to their respective stockholders adoption or approval, as the case may be, of the foregoing matters and FNF shall take all lawful action to solicit such adoption or approval, as the case may be, by its stockholders. Without limiting the generality of the foregoing, (x) FNF agrees that its obligations pursuant to the first and last sentences of this Section 5.3 shall not be affected by the withdrawal or modification by the Board of Directors of FNF of its approval or recommendation of this Agreement or the Merger and (y) the Company agrees that its obligations pursuant to the second and last sentences of this Section 5.3 shall not be affected by the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of any of the Company Vote Items. FNF and the Company shall use reasonable efforts to hold the FNF Stockholders Meeting and the Company Shareholders Meeting on the same day as the meeting of stockholders of FNT to be held to approve the Securities Exchange Agreement and use their reasonable best efforts to hold such meetings as soon as practicable after the Form S-4 is declared effective.

          SECTION 5.4. Access to Information; Confidentiality. Each of FNF and the Company shall, and shall cause any of its respective subsidiaries to, afford to the other party and to the officers, employees, counsel, financial advisors, accountants, actuaries and other representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, each of FNF and the Company shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other party such information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request.

          SECTION 5.5. Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

          SECTION 5.6. Public Announcements. The Company, on the one hand, and FNF, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (in which case the party subject to such obligations shall advise the other party of such requirement).

          SECTION 5.7. Acquisition Proposals. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, representative or agent of, the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Company Acquisition Proposal (as defined below), or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal or (ii) participate in or continue any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Company Acquisition Proposal. Notwithstanding the foregoing, prior to the time, but not after, the requisite vote of the Company Stockholders is obtained, if the Board of Directors of the Company determines in good faith, following consultation with outside counsel, that such action is required in order for such directors to comply with their fiduciary duties under applicable law, the Company, any Company Subsidiary or any officer, director or employee of, or any investment banker, attorney or other advisor, representative or agent of, the Company or any Company Subsidiary may, following the receipt of an unsolicited Company Acquisition Proposal by the Company, participate in negotiations regarding such Company Acquisition Proposal or furnish information regarding the Company and its business pursuant to an appropriate confidentiality agreement to the person making such Company Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise FNF orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Company Acquisition Proposal, or any inquiry which could lead to any Company Acquisition Proposal, the material terms and conditions of such Company Acquisition Proposal or inquiry, and the identity of the person making any such Company Acquisition Proposal or inquiry. The Company shall keep FNF fully informed of the status and details of any such Company Acquisition Proposal or inquiry. For purposes of this Agreement, "Company Acquisition Proposal" means any proposal or offer for a merger, consolidation or other business combination involving the Company or any Company Subsidiary or any proposal or offer to acquire or cause to be acquired in any manner, directly or indirectly, all or substantially all of the business, assets or capital stock of the Company, other than the transactions contemplated by this Agreement.

          SECTION 5.8. Fiduciary Duties.

          (a) Notwithstanding anything herein to the contrary, (i) prior to the Company Shareholder Approval, but not after, the Board of Directors of the Company may withdraw or modify its recommendation, or propose to do so, with respect to the Merger in a manner adverse to FNF if the Board of Directors of the Company concludes in good faith, after consultation with its independent financial advisor and outside legal counsel, that the withdrawal or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law (it being understood that publicly taking a neutral position or no position with respect to a Company Acquisition Proposal at any time beyond ten business days after the first public announcement of such a proposal shall be considered an adverse modification) and (ii) prior to the FNF Stockholder Approval, but not after, the Board of Directors of FNF may withdraw or modify its recommendation, or propose to do so, with respect to the Merger in a manner adverse to the Company if the Board of Directors of FNF concludes in good faith, after consultation with its independent financial advisor and outside legal counsel, that the withdrawal or modification of such recommendation is required in order for the Board of Directors of FNF to comply with its fiduciary duties under applicable law. No change of recommendation may be made by the Company until at least 48 hours following FNF's receipt of notice from the Company that the Board of Directors of the Company intends to change its recommendation and the basis therefor, including all necessary information under Section 5.7. In determining whether to make a change of recommendation in response to a Company Acquisition Proposal or otherwise, the Company Board of Directors shall take into account any changes to the terms of this Agreement proposed by FNF and any other information provided by FNF in response to such notice. Any material amendment to any Company Acquisition Proposal will be deemed to be a new Company Acquisition Proposal for purposes of this Section 5.8(a), including with respect to the notice period referred to in this
     Section 5.8(a).

          (b) Nothing contained in this Agreement shall prohibit FNF from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to FNF's stockholders which, in the good faith reasonable judgment of the Board of Directors of FNF based on the advice of counsel, is required under applicable law; provided that FNF does not withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger other than as set forth in Section 5.8(a). Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors of FNF permitted by this Section 5.8 shall not constitute a breach of this Agreement by FNF.

          (c) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders which, in the good faith reasonable judgment of the Board of Directors of the Company based on the advice of counsel, is required under applicable law; provided that the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to any of the Company Vote Items other than as set forth in Section 5.8(a). Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors of the Company permitted by this Section 5.8 shall not constitute a breach of this Agreement by the Company.

          SECTION 5.9. Consents, Approvals and Filings. (i) FNF and the Company shall make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including those required under the HSR Act, the Securities Act, the Exchange Act, state securities laws and state insurance laws in order to facilitate prompt consummation of the

Merger and the other transactions contemplated by this Agreement. In addition, FNF and the Company shall each use their reasonable best efforts, and shall cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary or advisable for the consummation of the Merger and the other transactions contemplated by this Agreement. Each of FNF and the Company shall use its reasonable best efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

          (ii) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement.

          (iii) Subject to applicable law and the instructions of any Governmental Entity, FNF and the Company each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by FNF or the Company, as the case may be, or any of their respective subsidiaries, from any third party or any Governmental Entity with respect to such transactions. Without limiting the generality of the foregoing, FNF shall keep the Company informed to the fullest extent practicable of all developments concerning the IRS private letter ruling referred to in
Section 6.2(c) and 6.3(c) and shall provide the Company with reasonable opportunity to review and comment on all submissions to the IRS in connection therewith prior to such submission (except to the extent that providing such opportunity is not reasonably practicable, in which case FNF shall provide the Company with a copy of such submission as soon as practicable following such submission). The Company shall give prompt notice to FNF of any change, fact or condition that is reasonably likely to result in a Company Material Adverse Effect or of any failure of any condition to FNF's obligations to effect the Merger, and FNF shall give prompt notice to the Company of any change, fact or condition that is reasonably likely to result in a FNF Material Adverse Effect or of any failure of any condition to the Company's obligations to effect the Merger.

          SECTION 5.10. Spin-Off. FNF and the Company shall not, and shall cause their respective subsidiaries not to, take or cause to be taken any action that would be likely to disqualify the Spin-off as a tax-free spin-off within the meaning of Section 355 of the Code.

          SECTION 5.11. Affiliates and Certain Stockholders. Prior to the Closing Date, FNF shall deliver to the Company a letter identifying all persons who are, at the time the Merger is submitted for adoption by the stockholders of FNF, "affiliates" of FNF for purposes of Rule 145 under the Securities Act. FNF shall use its reasonable best efforts to cause each such person to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C hereto. The Company shall not be required to maintain the effectiveness of the Form S-4 for the purposes of resale of Company Common Stock by such affiliates and the certificates representing Company Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this
Section 5.11.

          SECTION 5.12. NYSE Listing. The Company shall use its reasonable best efforts to cause the Company Common Stock to continue to be listed on the NYSE through the Effective Time and to cause the shares of Company Common Stock to be issued in the Merger and the other transactions contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof and in any event prior to the Effective Time.

          SECTION 5.13. Stockholder Litigation. The Company shall give FNF, and FNF shall give the Company, the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or FNF, as applicable, and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without the consent of the other party, which consent shall not be unreasonably withheld.

          SECTION 5.14. Action Relating to Stock Option Plans. As soon as practicable following the date of this Agreement, the Boards of Directors of FNF and the Company (or, any authorized committees thereof) shall adopt such resolutions or take such actions, if any, as may be required to adjust the terms of all outstanding FNF Stock Options in accordance with Section 2.2, all FNF restricted stock in accordance with Section 2.1(d) and all options to purchase Company Common Stock in accordance with Section 5.2 and shall make such other changes to the FNF Stock Option Plans as it deems appropriate to give effect to the Merger and the terms hereof.

          SECTION 5.15. Section 16 Matters. Each of FNF and the Company and their respective boards of directors (and any subcommittees thereof) shall adopt such resolutions as are necessary for purposes of Rule 16b-3 under the Exchange Act to specifically approve (i) the disposition in the Merger of shares of FNF Common Stock and "derivative securities" (as defined in Rule 16a-1(c) under the Exchange Act) relating thereto, and (ii) the acquisition in the Merger of Company Common Stock and derivative securities relating thereto, in each case by each officer or director of FNF or the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to FNF or the Company, as the case may be.

          SECTION 5.16. Related Party Agreements. At or prior to the Closing:

               (i) The Company and FNF shall, and the Company shall cause each Company Subsidiary that is party to any of the agreements listed on
          Section 5.16 of the Disclosure Schedule (the "Related Party Agreements") to, enter into the amendments or terminations to the Related Party Agreements described in Section 5.16 of the Disclosure Schedule, which amendments or terminations shall be effective at or prior to the Closing.

               (ii) The Company shall, and FNF shall cause FNT to, enter into a cross-indemnity agreement as of the time of the Spin-off in the form attached hereto as Exhibit D (the "Cross-Indemnity Agreement").

               (iii) The Company and FNF shall, and FNF shall cause FNT to, enter into a tax disaffiliation agreement as of the time of the Spin-off in the form attached hereto as Exhibit E (the "Tax Disaffiliation Agreement").

          SECTION 5.17. Company Common Stock Buy-Backs. If, after giving effect to actual or anticipated or projected exercises of outstanding options to purchase shares of Company Common Stock after the date hereof and prior to the Effective Time, the Merger Consideration would not constitute more than 50% of the shares of Company Common Stock outstanding immediately after the Effective Time, the Company shall, if and to the extent directed by FNF, repurchase such number of shares of Company Common Stock as shall be reasonably adequate to cause the Merger Consideration to constitute more than 50% of the shares of Company Common Stock outstanding immediately after the Effective Time; provided that the Company shall not be required to effect any such repurchase if such repurchase would constitute or result in a violation of applicable law, including Regulation M under the Exchange Act.

          SECTION 5.18. Taxation. Neither FNF nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would be likely to disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

          SECTION 5.19. Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other state takeover statute or similar statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of FNF and the Company and its respective board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          SECTION 5.20. Employee Benefits. The Company agrees to (i) provide coverage for FNF employees who become employees of the Company under its medical, dental and health plans as of the Effective Time, (ii) waive any preexisting conditions, waiting periods and actively at work requirements under such plans, and (iii) cause such plans to honor any expenses incurred by the employees and their beneficiaries under similar plans of FNF during the portion of the calendar year in which the Effective Time occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses. The Company will cause any Company Benefit Plans (and any other employee benefit plans established by the Company after the date hereof) in which the employees of FNF are eligible to participate after the Effective Time to take into account for purposes of eligibility, vesting and benefit accrual thereunder (but, in respect of benefit accrual, only to the extent it would not result in a duplication of benefits for the same period of service), service with FNF and its Subsidiaries as if such service were with the Company, to the same extent such service was credited under a comparable plan of FNF prior to the Effective Time. With respect to all Benefit Plans that are sponsored by FNF and constitute employee benefit plans within the meaning of Section 3(3) of ERISA, including the Fidelity National Financial Group 401(k) Profit Sharing Plan, FNF shall, to the extent any such plan is not terminated (and all assets distributed and all liabilities satisfied) prior to the Effective Time, cause the sponsorship of such plans to be transferred to FNT prior to the Effective Time, together with all insurance policies, bonds, and trust, services and other agreements relating to such plans; provided, however, that FNT and FIS shall be entitled to the rights and benefits under such insurance policies, bonds, trusts to the extent reasonably attributable to their respective businesses prior to the Effective Time, as mutually agreed by such companies.

          SECTION 5.21. Certegy Stock Incentive Plan Amendment. Prior to the Effective Time, the Company shall (i) amend and restate the Certegy Inc. Stock Incentive Plan (as amended and restated through the date thereof) to increase the total number of shares available under such plan by an additional 4,000,000 shares (the "Company Incentive Plan Amendment"), and (ii) submit such amended and restated plan to the Company's shareholders for approval at the Company Shareholders Meeting. The Company shall use its reasonable best efforts to obtain any required consent or waiver of each holder of outstanding, unvested options issued under the Company Incentive Plan so that the transactions contemplated hereby shall not constitute a "change of control" within the meaning of the Company Incentive Plan with respect to such holder.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

          SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of FNF in accordance with applicable law and the FNF Charter and FNF By-laws and the approval of the issuance of Company Common Stock in the Merger shall have been approved by the requisite vote of the shareholders of the Company in accordance with the rules of the NYSE.

          (b) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including those set forth in Sections 3.1(c) of the FNF Disclosure Schedule and 3.2(c) of the Company Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by FNF and the Company shall have been made or obtained (as the case may be), and such consents, approvals, permits and authorizations shall be subject to no conditions other than conditions that would not reasonably be expected to have a Company Material Adverse Effect.

          (c) HSR Act. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect and no

     Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law deemed applicable to the Merger or any of the other transactions contemplated hereby individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing; provided, however, that the party invoking this condition shall have used reasonable efforts to have any such order or injunction vacated.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f) NYSE Listing. The shares of Company Common Stock issuable to FNF stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

          (g) Third-Party Consents. All consents and waivers of third parties to the consummation of the Merger and the other transactions contemplated hereby shall have been obtained, other than those which, if not obtained, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (h) Spin-Off. The Spin-off shall have occurred in accordance with the terms of the Spin-off Agreements.

          (i) Related Party Agreements. The amendments or terminations of the Related Party Agreements set forth in Section 5.16 of the Disclosure Schedule shall have been entered into by the parties thereto.

          SECTION 6.2. Conditions to Obligations of Company. The obligations of the Company to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of FNF set forth in Section 3.1(p) shall be true and correct. The other representations and warranties of FNF set forth in this Agreement shall be true and correct as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect after giving effect to the Merger. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of FNF by an executive officer of FNF to the effect set forth in this Section 6.2(a).

          (b) Performance of Obligations of FNF. FNF shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of FNF by an executive officer of FNF to such effect.

          (c) Tax Matters.

               (i) The Company shall have received an opinion of its special tax advisor, Weil, Gotshal & Manges LLP, in substance and form satisfactory to the Company, dated the Closing Date, or FNF shall have received a private letter ruling, in substance and form satisfactory to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
          Section 368(a) of the Code, and that each of FNF and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering any such opinion, such counsel shall be entitled to rely upon customary assumptions and certificates of officers of FNF and the Company delivered to such counsel in connection with such opinion substantially in the form of Exhibits F and G hereto.

               (ii) FNF shall have received (i) an opinion of its special tax advisor, Deloitte Tax LLP, in substance and form reasonably satisfactory to the Company, dated the Closing Date, to the effect that, for U.S. federal income tax purposes, the Asset Contribution (as defined in the Securities Exchange Agreement) will qualify as a reorganization within the meaning of Section 368(a) of the Code (taking into account the Spin-off), and the Spin-off will qualify as a tax-free transaction under Section 355 and related provisions of the Code (including Section 361(c)(1)) for both FNF and its stockholders, and (ii) from the IRS a private letter ruling, in substance and form reasonably satisfactory to the Company, that specifically includes rulings 1, 6, 15, 24 and 25 as requested in Section VI of the request letter from Deloitte Tax LLP to the IRS dated June 2, 2006, or rulings substantially to that effect, and such rulings shall be in full force and effect.

          (d) Other Agreements. FNT shall have executed and delivered the Cross-Indemnity Agreement and FNT and FNF shall have executed and delivered the Tax Disaffiliation Agreement.

          SECTION 6.3. Conditions to Obligation of FNF. The obligation of FNF to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without regard to any qualifications or references to Company Material Adverse Effect or "material" or any other materiality qualifications or references contained in any specific representation or warranty), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent any such representation and warranty speaks as of an earlier date, in which event such representation and warranty shall be true and correct as of such date, and (ii) where any failure of the representations or warranties in the aggregate to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, and FNF shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by an executive officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FNF shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c) Tax Matters. FNF shall have received an opinion of its special tax advisor, Deloitte Tax LLP, in substance and form satisfactory to FNF, dated the Closing Date, or FNF shall have received a private letter ruling, in substance and form satisfactory to FNF, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of FNF and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering any such opinion, such tax advisor shall be entitled to rely upon customary assumptions and certificates of officers of FNF and the Company delivered to such counsel in connection with such opinion substantially in the form of Exhibits F and G hereto.

          (d) Other Agreements. The Company and FNT shall have executed and delivered the Cross-Indemnity Agreement and the Tax Disaffiliation Agreement.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company and FNF:

          (a) by mutual written consent of the Company and FNF, as authorized by action of the Company Special Committee and the FNF Special Committee, respectively;

          (b) by either the Company or FNF:

               (i) if, upon a vote at a duly held Company Shareholders Meeting or FNF Stockholders Meeting or any adjournment or postponement thereof, any required approval of the stockholders of the Company or FNF, as the case may be, shall not have been obtained;

               (ii) if the Securities Exchange Agreement shall have been terminated;

               (iii) if the Merger shall not have been consummated on or before December 31, 2006 (the "Termination Date"); or

               (iv) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by the Company:

               (i) if the FNF Special Committee shall have withdrawn, qualified or modified in any material respect its approval of this Agreement or its recommendation to the FNF stockholders in a manner adverse to the Company; or

               (ii) if there has been a breach of any representation, warranty, covenant or agreement made by FNF in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 6.2(a) or 6.2(b) would not be satisfied and such breach or failure to be true or correct is not curable by the Termination Date; or

          (d) by FNF:

               (i) if the Company Special Committee shall have withdrawn, qualified or modified in any material respect its approval of this Agreement or its recommendation to the Company shareholders in a manner adverse to FNF; or

               (ii) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 6.3(a) or 6.3(b) would not be satisfied and such breach or failure to be true or correct is not curable by the Termination Date.

The right to terminate this Agreement pursuant to Section 7.1(b)(iii) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

          SECTION 7.2. Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger by either the Company or FNF as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of FNF or the Company, other than as set forth in this Section 7.2 and Article VIII, which shall survive such termination. Nothing contained in this section shall relieve any party from any liability or damages resulting from any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 7.3. Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties hereto may amend, modify or supplement this Agreement; provided, however, that after approval of the Merger by the stockholders of a party, no amendment shall be made that by law requires the approval of such stockholders without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties, as authorized by action of the board of directors of the respective parties following approval of the FNF Special Committee or Company Special Committee, as applicable.

          SECTION 7.4. Consent; Extension; Waiver. At any time prior to the Effective Time, each party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.3, waive compliance with any of the agreements of the other party contained in this Agreement. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Notwithstanding anything in this Agreement to the contrary, any right of FNF or the Company to waive conditions or extend time periods under this Agreement shall be valid only if authorized in writing by the FNF Special Committee or the Company Special Committee, as applicable.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

          SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.2. Fees, Expenses and Transfer Taxes. Whether or not the Merger shall be consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that expenses incurred in connection with the filing fee for the Form S-4 and printing and mailing the Proxy Statement and the Form S-4 shall be shared equally by the Company and FNF and satisfied prior to the Effective Time. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Company when due.

          SECTION 8.3. Definitions. For purposes of this Agreement:

               (i) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

               (ii) "Excluded FNF Liabilities" means (i) all Liabilities of FNF to the extent the Company or any Company Subsidiary has, as of or prior to the Closing, agreed in writing to be responsible therefor,
          (ii) all Liabilities to the extent arising out of or related to the ownership or operation of the assets or properties, and the operations or conduct of the business, of the Company or any Company Subsidiary, to the extent the Company or any Company Subsidiary has, as of or prior to the Closing, agreed to be responsible therefor and (iii) all guaranties or other similar contractual Liabilities of FNF in respect of a primary liability or obligation of the Company or any Company Subsidiary. For the avoidance of doubt, Excluded FNF Liabilities shall not include any Liabilities of FNF, whether due or to become due, for any out-of-pocket expenses (including all fees and disbursements of financial advisors, legal counsel and other advisors and consultants to FNF and the special committee of the board of directors of FNF) incurred in connection with the Asset Contribution (as defined in the Securities Exchange Agreement), the Spin-off, the Merger and the other transactions contemplated by this Agreement.

               (iii) "Liabilities" means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation, penalty, responsibility, cost or expense, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

               (iv) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

               (v) a "subsidiary" of any person means another person 50% or more of the total combined voting power of all classes of capital stock or other voting interests of which, or 50% of more of the equity securities of which, is owned directly or indirectly by such first person;

               (vi) the "transactions contemplated by this Agreement" and "transactions contemplated hereby" shall include the Merger but not the Spin-off and the execution, delivery and performance by the parties thereto of the Spin-off Agreements; and

               (vii) the following terms have the meaning set forth in the Section set forth below:

TERM                                                                     SECTION
----                                                                    --------
Agreement............................................................   Preamble
Assumed Option.......................................................     2.2(a)
Assumed Restricted Share.............................................     2.1(d)
Assumption Agreement.................................................     3.1(p)
Benefit Plans........................................................     3.1(g)
business day.........................................................        1.2
Certificate of Incorporation.........................................        1.5
Closing..............................................................        1.2
Closing Date.........................................................        1.2
Code.................................................................   Recitals
Company..............................................................   Preamble
Company Acquisition Proposal.........................................     5.7(b)
Company Benefit Plans................................................     3.2(g)
Company By-laws......................................................     1.5(b)
Company Charter......................................................     1.5(a)

Company Common Stock.................................................     2.1(b)
Company Commonly Controlled Entity...................................     3.2(g)
Company Disclosure Schedule..........................................     3.2(b)
Company Incentive Plan Amendment.....................................       5.21
Company Material Adverse Effect......................................     3.2(a)
Company SEC Documents................................................     3.2(d)
Company Special Committee............................................   Recitals
Company Stock Plans..................................................     3.2(b)
Company Shareholder Approval.........................................     3.2(c)
Company Shareholders Meeting.........................................        5.3
Company Subsidiary...................................................     3.2(a)
Conversion Number....................................................     2.1(b)
Cross-Indemnity Agreement............................................       5.16
Delaware Certificate of Merger.......................................        1.3
Delaware Secretary of State..........................................        1.3
DGCL.................................................................   Recitals
Effective Time.......................................................        1.3
ERISA................................................................     3.1(g)
Excess Shares........................................................     2.3(f)
Exchange Act.........................................................     3.1(c)
Exchange Agent.......................................................     2.3(a)
Exchange Fund........................................................     2.3(a)
Executive Officers...................................................     3.1(e)
Filed Company SEC Documents..........................................     3.2(e)
Filed FNF SEC Documents..............................................     3.1(e)
FNF..................................................................   Preamble
FNF Acquisition Proposal.............................................     5.7(a)
FNF By-laws..........................................................     3.1(a)
FNF Charter..........................................................     3.1(a)
FNF Common Stock.....................................................   Recitals
FNF Disclosure Schedule..............................................     2.2(a)
FNF Material Adverse Effect..........................................     3.1(a)
FNF Restricted Share.................................................     2.1(d)
FNF SEC Documents....................................................     3.1(d)
FNF Special Committee................................................   Recitals
FNF Stockholders Meeting.............................................        5.3
FNF Stock Option.....................................................     2.2(a)
FNF Stock Option Plans...............................................     2.2(a)
FNT..................................................................   Recitals
Form S-4.............................................................     3.1(q)
GBCC.................................................................   Recitals
Georgia Certificate of Merger........................................        1.3
Georgia Secretary of State...........................................        1.3
IRS..................................................................     3.1(h)
Proxy Statement......................................................     3.1(q)
Merger...............................................................   Recitals

Merger Consideration.................................................     2.1(b)
NYSE.................................................................     2.3(f)
Option Exchange Number...............................................     2.2(a)
Pension Plan.........................................................     3.1(g)
Permits..............................................................     3.1(k)
Related Party Agreements.............................................       5.17
Securities Act.......................................................     3.1(d)
Securities Exchange Agreement........................................   Recitals
Spin-off.............................................................   Recitals
Spin-off Agreements..................................................   Recitals
Stock Consideration..................................................     2.1(b)
Surviving Company....................................................        1.1
Tax Disaffiliation Agreement.........................................       5.16
Termination Date.....................................................     7.1(b)
Welfare Plan.........................................................     3.1(g)

          SECTION 8.4. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by facsimile to the parties at the following addresses or facsimile number (or at such other address for a party as shall be specified by like notice):

          (i)  if to the Company, to

          Fidelity National Information Services, Inc.
          601 Riverside Avenue
          Jacksonville, FL 32204
          Fax: (904) 357-1005
          Attention: General Counsel

          and, if prior to Closing, with a copy to:

          Weil, Gotshal & Manges LLP
          100 Federal Street
          Boston, MA 02110
          Fax: (617) 772-8333
          Attention: James Westra
                     Marilyn French

          (ii) if to FNF, to

          Fidelity National Financial, Inc.
          601 Riverside Avenue
          Jacksonville, FL 32204
          Fax: (904) 357-1005
          Attention: General Counsel

          and, if prior to Closing, with a copy to:

          LeBoeuf, Lamb, Greene & MacRae LLP
          125 West 55th Street
          New York, NY 10019
          Fax: (212) 424-8500
          Attention: Robert S. Rachofsky
                     Gary D. Boss

          and, if prior to Closing, with a copy to:

          Sullivan & Cromwell LLP
          125 Broad Street
          New York, NY 10004
          Fax: (212) 558-3588
          Attention: Neil T. Anderson
                     John J. O'Brien

Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; on the next business day after deposit with an overnight courier, if sent by an overnight courier; or upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein).

          SECTION 8.5. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Any fact or item disclosed on any section of the FNF Disclosure Schedule or the Company Disclosure Schedule shall be deemed disclosed on all other sections of the Disclosure Schedule to which such fact or item may apply. Disclosure of any item in the FNF Disclosure Schedule or the Company Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in an FNF Material Adverse Effect or Company Material Adverse Effect, as applicable. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          SECTION 8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.7. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the FNF Disclosure Schedule and the Company Disclosure Schedule) and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

          SECTION 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than by operation of law in a merger) by any of the parties without the prior written consent of the other party, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 8.9. Governing Law. This Agreement deemed to be made and in all respects shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York without regard to the conflict of law principles thereof (other than those provisions set forth herein that are required to be governed by the DGCL or the GBCC).

          SECTION 8.10. Enforcement; Venue; Waiver of Jury Trial.

          (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state court, which in either case is located in the City of Jacksonville (any such federal or state court, a "Jacksonville Court"), in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Jacksonville Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such Jacksonville Court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Jacksonville Court.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

          SECTION 8.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          IN WITNESS WHEREOF, the Company and FNF have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        FIDELITY NATIONAL INFORMATION
                                        SERVICES, INC.


                                        ----------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        FIDELITY NATIONAL FINANCIAL, INC.

                                        ----------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------